Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No.333-237506) and Form F-3 (No.333-267397) of Fangdd Network Group Ltd. of our report dated April 23, 2025 relating to the consolidated financial statements, which appears in this Form 20-F.

/s/ Audit Alliance LLP

Audit Alliance LLP

Singapore

April 23, 2025